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[PEABODY LOGO]                                                 PEABODY ENERGY
                                                               NEWS RELEASE

                                                               CONTACT:
                                                               Vic Svec
                                                               (314) 342-7768


FOR IMMEDIATE RELEASE
April 8, 2003

PEABODY ENERGY (NYSE: BTU) PURCHASES
REMAINING 18% OF BLACK BEAUTY COAL COMPANY


ST. LOUIS, April 8 - Peabody Energy announced today that it has purchased the remaining 18.3 percent of Black Beauty Coal Company for approximately $90 million and other contingent consideration. The acquisition is expected to be accretive to earnings in the first year.

         Black Beauty's seven mines in Indiana and three in Illinois sold 24.1 million tons of low, medium and high sulfur steam coal in 2002. Black Beauty is the largest coal company in the Midwest, and sells 93 percent of its output under multi-year contracts with electricity generators.

         Key management and staff will remain in place at Black Beauty's Evansville, Ind. offices. Steven E. Chancellor will remain chairman of Black Beauty, with ongoing involvement in Black Beauty and Peabody activities. Dan Hermann will remain president and has been named chief executive officer of Black Beauty, reporting to Peabody Chairman and Chief Executive Officer Irl F. Engelhardt.

         Peabody Energy (NYSE: BTU) is the world's largest private-sector coal company, with 2002 sales of 198 million tons of coal and $2.7 billion in revenues. Its coal products fuel more than 9 percent of all U.S. electricity generation and more than 2 percent of worldwide electricity generation.


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Certain statements in this press release are forward looking as defined in the
Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include, but are not limited to: growth in coal and power markets; coal's share of electricity generation; timing of reductions in customer coal inventories; the pace and extent of the economic recovery; severity of weather; railroad and other transportation performance and costs; the ability to renew sales contracts upon expiration or renegotiation; the ability to successfully implement operating strategies; the effectiveness of cost-cutting measures; regulatory and court decisions; future legislation; changes in post-retirement benefit and pension obligations; credit, market and performance risk associated with customers; modification or termination of long-term coal supply agreements; reduction of purchase by major customers; risks inherent to mining including geologic conditions or unforeseen equipment problems; implementation of new accounting standards and other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission. These factors are difficult to accurately predict and may be beyond the control of the company.